Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2014 Second Quarter Results
Net revenues up 3.7% year-over-year and adjusted diluted earnings per share increase to $0.25. Market demand supports revenue guidance in the range of $61 million to $66 million for the third quarter of fiscal year 2014.

MALVERN, Pa. (August 5, 2014) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced financial results for its second quarter ended June 28, 2014.
Ziv Shoshani, VPG’s chief executive officer said, “I am pleased with our performance this quarter, with revenues coming in at the high end of guidance and with second quarter adjusted diluted earnings per share increasing to $0.25, from $0.22 adjusted diluted earnings per share in the second quarter last year.”
Mr. Shoshani added, “The global business environment remains strong. This is supported by our solid backlog. We believe our results validate our strategy of increasing shareholder value through product innovation and internal operational improvement, while we continue to pursue acquisitions.”
Net revenues for the second quarter of 2014 were $65.2 million, representing a 3.7% increase from $62.8 million of net revenues for the comparable prior year period. Net revenues for the six months of 2014 were $126.2 million, representing a 4.9% increase from the $120.3 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the second quarter of 2014 increased by $4.1 million, or 6.8%, from $61.0 million in the first quarter of 2014.
Net earnings attributable to VPG stockholders for the second quarter of 2014 were $3.5 million, or $0.25 per diluted share, compared to net earnings attributable to VPG stockholders for the second quarter of 2013 of $1.3 million, or $0.09 per diluted share. Net earnings attributable to VPG stockholders for the six months of 2014 were $5.2 million, or $0.37 per diluted share, compared to net earnings attributable to VPG stockholders for the six months of 2013 of $1.7 million, or $0.12 per diluted share.
Net earnings attributable to VPG stockholders for the second quarter of 2013 include $2.5 million of acquisition related costs and restructuring costs, which affect comparability. Adjusted net earnings attributable to VPG stockholders for the second quarter of 2014 were $3.5 million, or $0.25 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $3.1 million, or $0.22 per diluted share for the comparable prior year period.
Net earnings attributable to VPG stockholders for the six months of 2014 include $0.4 million of acquisition related costs and restructuring costs, versus $4.6 million of acquisition related costs and restructuring costs for the six months of 2013, which affect comparability. Adjusted net earnings attributable to VPG stockholders for the six months of 2014 were $5.5 million, or $0.39 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $4.9 million, or $0.35 per diluted share for the comparable prior year period.

Segments
The Foil Technology Products segment revenues were $28.0 million in the second quarter of 2014, up 14.3% from $24.5 million in the second quarter last year, and up 7.8% from $26.0 million in the first quarter of 2014. The gross margin for the segment has increased to 40.2% for the second quarter of 2014 compared to 38.1% in the second quarter last year, and up from 37.9% in the first quarter of 2014. Increased year-over-year and sequential revenues are attributable primarily to higher volume. The gross margin improved from the comparable prior year period mainly due to increased volume, partially offset by wage and headcount increases. The sequential gross margin improved due to higher volume.
The Force Sensors segment revenues of $17.0 million in the second quarter of 2014 were up 5.5% compared to $16.1 million in the second quarter last year, and were up 3.3% from $16.4 million in the first quarter of 2014. The gross margin for the segment was 21.9% in the second quarter of 2014 versus 20.5% in the second quarter of 2013 and 21.3% in the first quarter of 2014. Increased year-over-year revenues are attributable to positive exchange rate impacts and higher volume. The increase in sequential revenues is attributable to higher volume. The gross margin for the quarter increased from the comparable prior year period primarily due to higher volume and positive exchange rate impacts. The sequential gross margin improved due to higher volume.
The Weighing and Control Systems segment revenues were $20.2 million in the second quarter of 2014, down 9.3% from $22.2 million in the second quarter last year, and up 8.3% from $18.6 million in the first quarter of 2014. Decreased year-over-year revenues are attributable primarily to lower volume. The gross margin for the segment was 48.2% in the second quarter of 2014 versus 40.1% in the second quarter of 2013 (50.2% excluding the KELK acquisition purchase accounting adjustments of $2.3 million) and 46.7% in the first quarter of 2014. The year over year reduction in adjusted gross margin is primarily due to lower volume and unfavorable product mix. The sequential increase in adjusted gross margin is due to higher volume.
Outlook
Mr. Shoshani concluded, “In light of the continued market demand, we expect net revenues in the range of $61 million to $66 million for the third quarter of 2014, despite the normal seasonal slowdown that is inclined to occur during this period.”
Conference Call and Webcast
A conference call will be held today (August 5) at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call toll-free 877-891-1089 or internationally 412-317-1085, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317- 0088 and by using the conference number: 10048841. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com. It will be available via phone and website for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK,the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 28,	June 29,
	2014	2013
Net revenues	$65,162	$62,837
Costs of products sold	40,465	41,277
Gross profit	24,697	21,560
Gross margin	37.9%	34.3%

Selling, general, and administrative expenses	19,918	18,565
Acquisition costs	—	208
Restructuring costs	7	—
Operating income	4,772	2,787
Operating margin	7.3%	4.4%

Other income (expense):
Interest expense	(236)	(298)
Other	(147)	(907)
Total other income (expense) - net	(383)	(1,205)

Income before taxes	4,389	1,582

Income tax expense	936	292

Net earnings	3,453	1,290

Less: net loss attributable to noncontrolling interests	(8)	(20)

Net earnings attributable to VPG stockholders	$3,461	$1,310

Basic earnings per share attributable to VPG stockholders	$0.25	$0.10

Diluted earnings per share attributable to VPG stockholders	$0.25	$0.09

Weighted average shares outstanding - basic	13,756	13,392

Weighted average shares outstanding - diluted	13,968	13,947

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 28,	June 29,
	2014	2013
Net revenues	$126,203	$120,298
Costs of products sold	79,459	78,769
Gross profit	46,744	41,529
Gross margin	37.0%	34.5%

Selling, general, and administrative expenses	38,618	36,362
Acquisition costs	—	695
Restructuring costs	331	388
Operating income	7,795	4,084
Operating margin	6.2%	3.4%

Other income (expense):
Interest expense	(448)	(495)
Other	(689)	(1,283)
Total other income (expense) - net	(1,137)	(1,778)

Income before taxes	6,658	2,306

Income tax expense	1,432	580

Net earnings	5,226	1,726

Less: net earnings attributable to noncontrolling interests	59	29

Net earnings attributable to VPG stockholders	$5,167	$1,697

Basic earnings per share attributable to VPG stockholders	$0.38	$0.13

Diluted earnings per share attributable to VPG stockholders	$0.37	$0.12

Weighted average shares outstanding - basic	13,754	13,389

Weighted average shares outstanding - diluted	13,963	13,938

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	June 28,	December 31,
	2014	2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$72,455	$72,785
Accounts receivable, net	45,316	40,500
Inventories, net	54,650	54,973
Deferred income taxes	2,683	4,784
Prepaid expenses and other current assets	11,006	10,500
Total current assets	186,110	183,542

Property and equipment, net	48,920	49,323
Goodwill	18,844	18,880
Intangible assets, net	21,149	22,458
Other assets	19,956	17,901
Total assets	$294,979	$292,104

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,050	$10,258
Payroll and related expenses	14,291	15,016
Other accrued expenses	14,906	15,814
Income taxes	363	615
Current portion of long-term debt	4,641	4,137
Total current liabilities	44,251	45,840

Long-term debt, less current portion	20,393	22,936
Deferred income taxes	1,030	1,259
Other liabilities	7,977	7,738
Accrued pension and other postretirement costs	10,720	10,780
Total liabilities	84,371	88,553

Commitments and contingencies

Equity:
Common stock	1,273	1,271
Class B convertible common stock	103	103
Capital in excess of par value	189,084	188,424
Retained earnings	37,814	32,647
Accumulated other comprehensive income (loss)	(17,815)	(19,027)
Total Vishay Precision Group, Inc. stockholders' equity	210,459	203,418
Noncontrolling interests	149	133
Total equity	210,608	203,551
Total liabilities and equity	$294,979	$292,104

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Six fiscal months ended
	June 28,	June 29,
	2014	2013
Operating activities:
Net earnings	$5,226	$1,726
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	5,795	6,027
Loss (gain) on disposal of property and equipment	9	(6)
Share-based compensation expense	485	704
Inventory write-offs for obsolescence	562	531
Other	(309)	(861)
Changes in operating assets and liabilities	(6,884)	(4,169)
Net cash provided by operating activities	4,884	3,952

Investing activities:
Capital expenditures	(3,444)	(1,810)
Proceeds from sale of property and equipment	63	42
Purchase of business	—	(48,919)
Net cash used in investing activities	(3,381)	(50,687)

Financing activities:
Proceeds from long-term debt	—	25,000
Principal payments on long-term debt and capital lease obligations	(2,070)	(1,576)
Debt issuance costs	—	(384)
Distributions to noncontrolling interests	(43)	(32)
Net cash (used in) provided by financing activities	(2,113)	23,008
Effect of exchange rate changes on cash and cash equivalents	280	(1,998)

Decrease in cash and cash equivalents	(330)	(25,725)

Cash and cash equivalents at beginning of period	72,785	93,881
Cash and cash equivalents at end of period	$72,455	$68,156

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net earnings attributable to VPG stockholders	$3,461	$1,310	$5,167	$1,697

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	2	2,260	41	3,498
Acquisition costs	—	208	—	695
Restructuring costs	7	—	331	388

Reconciling items affecting income tax expense
Tax effect of purchase accounting adjustments, acquisition cost adjustments, and restructuring cost adjustments	2	654	94	1,346

Adjusted net earnings attributable to VPG stockholders	$3,468	$3,124	$5,445	$4,932

Weighted average shares outstanding - diluted	13,968	13,947	13,963	13,938

Adjusted net earnings per diluted share	$0.25	$0.22	$0.39	$0.35

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Six fiscal months ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Gross profit	$24,697	$21,560	$46,744	$41,529
Gross margin	37.9%	34.3%	37.0%	34.5%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	2	2,260	41	3,498

Adjusted gross profit	$24,699	$23,820	$46,785	$45,027
Adjusted gross margin	37.9%	37.9%	37.1%	37.4%